Goodwin Procter LLP 901 New York Avenue NW Washington, DC 20001 goodwinlaw.com +1 202 346 4000

September 25, 2018

North Square Investments Trust
10 South LaSalle Street, Suite 1925
Chicago, Illinois 60603

Re:	North Square Investments Trust
Registration Statement on Form N-1A
File Nos. 333-226989 and 811-23373

Ladies and Gentlemen:

As counsel to North Square Investments Trust, a Delaware statutory trust (the “Trust”), we have been asked to render our opinion with respect to the issuance of shares of beneficial interest of the Trust (the “Shares”), representing, as applicable, interests in North Square Dynamic Small Cap Fund, North Square Global Resources & Infrastructure Fund, North Square International Small Cap Fund, North Square Multi Strategy Fund, North Square Oak Ridge Small Cap Growth Fund, North Square Oak Ridge Dividend Growth Fund, and North Square Oak Ridge Disciplined Growth Fund, each a series of the Trust listed, as more fully described in the prospectus and statement of additional information contained in the initial filing of, and the pre-effective amendment(s) to, the Trust’s Registration Statement on Form N-1A (the “Registration Statement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Delaware Secretary of State and, as to matters of fact material to the opinion set forth below, on a certificate and other inquiries of officers of the Trust.  We also have assumed that the ownership of all Shares will be duly recorded in the books of the Trust or its transfer or similar agent.  The opinion expressed below is limited to the Delaware Statutory Trust Act, as amended, 12 Del. C. §§ 3801-3863.

Based upon the foregoing, we are of the opinion that the Shares, when issued, will be validly issued, fully paid and non-assessable by the Trust.

We note that, pursuant to Section 4.5 of Article IV of the Declaration of Trust, the Trustees have the power, as frequently as they may determine, to cause each shareholder of any particular series or class, to pay directly, in advance or arrears, for charges of the Trust’s transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such shareholder from declared but unpaid dividends owed such shareholder and/or by reducing the number of Shares in the account of such shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such shareholder.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement.  This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP